UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/15/2008

NYMEX Holdings, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33149

DE	13-4098266
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One North End Avenue, World Financial Center, New York , NY 10282-1101
(Address of principal executive offices, including zip code)

(212) 299-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Change in Control Severance Plan

On January 9, 2008, the board of directors (the "Board") of NYMEX Holdings, Inc. (the "Company") approved the Company's Change in Control Severance Plan (the "Plan"), which is attached to this Current Report on Form 8-K as Exhibit 10.1. The Plan, which is in effect for an initial three-year term, provides payments and benefits to certain officers of the Company (as described below) if they are terminated, either without Cause or for Good Reason, (i) during the eighteen (18) month period following a change in control, or (ii) at the request of a third party in contemplation of a change in control (and such change in control is consummated) (each a "Qualified Termination"). (As used herein, each of "cause," "good reason" and "change in control" shall have the meaning ascribed thereto in the Plan.)

The Plan establishes three tiers of participants (as defined in the Plan) who are officers of the Company. Tier I consists of the Chairman and the President and Chief Executive Officer. Tier II consists of each officer of the Company with the title of Executive Vice President, General Counsel, Chief Financial Officer and Chief Regulatory Officer. Tier III consists of the Corporate Secretary and all Senior Vice Presidents (other than those included in Tier II).

The Plan provides a lump sum payment upon a participant's Qualified Termination of an amount equal to (i) his or her pro rata target bonus for the year in which the Qualified Termination occurs, and (ii) a multiple of the sum of (a) such participant's base salary for the year in which the Qualified Termination occurs and (b) Bonus (as defined in the Plan), where such multiple is, for Tier I participants, three (3); for Tier II participants, two (2); and for Tier III participants, one (1).

In addition, the Plan provides for a modified tax gross up to certain participants who become entitled to receive payments or benefits in connection with a change in control of the Company (whether under the Plan or any other agreement between the Company and the participant, notwithstanding any contrary provision in any such agreement, as applicable), to the extent such payments and benefits (individually or in the aggregate) constitute "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Plan, participants whose severance payments and benefits upon a Qualified Termination are less than 110% of their "capped amount" (defined below), shall have their payments and benefits reduced to their capped amount. Participants whose severance payments and benefits upon a Qualified Termination exceed 110% of their capped amount, shall receive a gross up payment from the Company with respect to the amount of any excise tax imposed under Section 4999 of the Code. For these purposes an individual's "capped amount" equals 2.99 multiplied by his or her "base amount." A participant's base amount, determined in accordance with Code Section 280G, is the average of his or her total compensation paid by the Company for employment services during the five year (or such lesser number of years of employment) period ending on the last day of the calendar year preceding the year in which the change in control occurs.

The narrative description set forth above is qualified in its entirety by the terms and provisions of the Plan, which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Bonus Payments

On January 9, 2008, the Board awarded the Company's Chairman and its President and Chief Executive Officer annual cash bonuses in the amounts of $3,600,000 and $2,600,000, respectively, under the Company's 2002 Incentive Compensation Plan (the "Incentive Plan"). In determining such awards, the Board considered and eliminated a policy that it adopted in 2006, prior to its initial public offering, that, notwithstanding the terms of the Incentive Plan, no annual cash bonus awards shall be made in excess of $2,000,000 to the Chairman or to the President and Chief Executive Officer. The Board determined that such limitations are no longer necessary in light of public company compensation standards and the enhanced disclosure requirements with respect thereto for named executive officers including compensation of the Chairman and of the President and Chief Executive Officer. The Incentive Plan, including its EBITDA-based limitation on cash bonuses, remains in place without modification.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits.

10.1 Change in Control Severance Plan.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYMEX Holdings, Inc.

Date: January 15, 2008	By:	/s/ Richard Kerschner
Richard Kerschner
Co-General Counsel

Exhibit Index

Exhibit No.	Description
EX-10.1	Change in Control Severance Plan